EXHIBIT 99.1

International Textile Group 804 Green Valley Road Greensboro, NC 27408 Contact: Delores Sides (336) 379-2903

International Textile Group Updates Progress on Strategic Initiatives and Reports 2006 Results

April 24, 2007, Greensboro, NC – International Textile Group, Inc. (“ITG”) (OTCBB: ITXN), formed by the combination of International Textile Group, Inc. and Safety Components International, Inc. in October 2006, today provided an update on key strategic initiatives and announced the consolidated results of the combined Company in its Annual Report on From 10-K for the 2006 fiscal year.

ITG is aggressively transforming itself from a North American textile manufacturer into a global provider of textiles and related supply chain solutions through a series of capital intensive initiatives. Key elements of its business strategy are the entry into the automotive safety components industry, with the formation of its Automotive Safety business unit, and for its existing businesses, the construction of four new operations in China (2), Vietnam and Nicaragua which are expected to be operational in 2007 and early 2008 at an investment of more than $300 million.

ITG expects to achieve additional growth opportunities through the formation of its Automotive Safety business unit and its recent acquisition of BST Safety Textiles (“BST”) for $230 million, including assumed debt. Operating as the Company’s largest division, Automotive Safety, which includes BST and Safety Components International, further diversifies and elevates ITG’s highly engineered, technical products and establishes a major presence in the automotive safety components industry. To meet the growing demand for side curtain airbags, the Company is investing $35 million to add a new one-piece woven (OPW) airbag operation within its Richmond Plant in Cordova, NC.

In June 2006, the Company invested $27 million to purchase its joint venture partner’s 50% equity interest in Parras Cone, a state-of-the-art denim facility in Mexico, enhancing ITG’s platform in that region.

“This has been both an exciting and challenging time for ITG,” said Joseph L. Gorga, President and CEO. “Through strategic acquisitions in automotive safety products, building of greenfield operations in focused areas and capital expansion projects, we are growing our capabilities and creating a competitive global platform.”

Gorga continued, “By the end of 2007 we expect to have expanded our operational capabilities in North America, Europe, Asia and Africa providing increased focus on the market growth of automotive safety textiles, denim and other apparel fabrics, government uniform and technical and specialty textile markets in both the US and abroad. The combination of our global footprint, advanced R&D initiatives of our newly formed Burlington Labs and market expertise puts ITG in a leading position to drive enhanced total supply chain solutions for our customers.”

As reported in the Form 10-K, ITG’s net sales for fiscal year 2006 which ended December 31, 2006

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were $720.9 million. Net sales do not include sales of BST Safety Textiles, which was acquired on April 1, 2007 and had 2006 sales of approximately $270 million. As part of the Company’s transition activities and associated cost, ITG incurred a loss of approximately $50 million primarily as a result of discontinued operations, realignment of its US footprint, start-up expenses of its greenfield projects and transaction costs associated with the merger the two companies in October.

Wilbur L. Ross, Chairman of ITG, said, “Our year-end results reflect the transition of the Company, and we consider this loss in 2006 an investment in the future of ITG. We would expect to incur losses into the first half of 2007 as our expansion projects reach completion. Our focus is on the successful start-up and implementation of key strategic initiatives across new and existing operations and the continued transformation from a North American producer to a diversified, global manufacturer.”

International Textile Group, Inc. is a global, diversified textile manufacturer that produces automotive safety, apparel, government uniform, technical and specialty textiles. ITG was formed by WL Ross in 2004 and operates five primary business units: Automotive Safety, Cone Denim, Burlington WorldWide (apparel fabrics), Burlington House (interior fabrics) and Carlisle Finishing. The Company employs over 10,500 people worldwide with operations in the United States, Mexico, China, Germany, Romania, the Czech Republic, Poland, South Africa, Nicaragua and Vietnam.

Certain statements contained in this press release may constitute “forward looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements may relate to, among other things, ITG’s future plans, revenue, earnings, outlook, expectations and strategies, and are based on management’s current beliefs. Forward looking statements involve a number of risks and uncertainties, including changes to the facts or assumptions underlying these statements. ITG’s actual results may differ materially from those expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors may include changes in general economic conditions, downturns in the automotive industry, decreases in the demand for textile products, increases in constituent raw material prices, difficulties in executing business strategies and other risk factors described in ITG’s filings with the SEC from time to time. ITG does not undertake any obligation to update any forward-looking statements.

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